Exhibit 10.24

July 9, 2015

Mr. Edward Jennings

Dear Ed,

Mimecast (the “Company”) is pleased to offer you the full-time position of Chief Operating Officer, reporting to me. You will work from the Watertown, MA office beginning on 1 August 2015.

Your offer of employment is as follows:

i.	Your base annual salary will be $300,000.00 to be paid on a semi-monthly basis;
ii.

You will be eligible to participate in a discretionary bonus plan through which you will be eligible to receive a bonus of up to $240,000.00 pro-rated as applicable based on your start date, provided you remain employed with the Company through the date upon which the bonuses are awarded; this bonus will be paid quarterly based on financial results per the Executive Variable Compensation Plan, which may be subject to change;

iii.

You will been granted an option to purchase 4,248,531 (equal to 1.35% of fully diluted shares as at 9 July 2015) shares of the Company’s Common Stock (“Option Shares”) with a strike price of $1.63 per share, subject to approval by the board. These Option Shares will be subject to the terms and conditions of the Mimecast 2010 US STD EMI Option Rules, (amended May 2014) that you will sign in connection with receiving the Option Shares. Vesting for this award will commence on your first day of employment with the Company. Unless otherwise specified in the schedule in the Option Agreement, the Vesting Schedule shall be as follows: 25% of the Options shall be vested on the first anniversary of your employment and thereafter 6.25% of the Option Shares shall vest quarterly until the Option Shares are fully vested on the fourth anniversary of your employment;

iv.

In addition, we will pay you a one-time sign on bonus of $545,000.00, to be paid to you after the first payroll of your hire date. If you were to leave the company voluntarily within the first 24 months of your hire date, you will be responsible to pay this bonus back in its entirety.

v.

If your employment is terminated for reasons other than cause, such as a reduction-in-force or a material change in job requirements, and upon signing a customary release of claims, the Company will pay you 6 months of base salary, excluding bonus, as severance and continue your medical benefits throughout this period.

vi.

If there is a Change In Control, defined as another company purchasing more than 50% of the issued and outstanding equity in the Company, excluding an Initial Public Offering (IPO), Mimecast will allow fifty percent (50%) of any of your then unvested outstanding options will immediately become vested and exercisable. In addition, if within one (1) year after a Change of Control you are required to assume a position with materially different job duties or responsibilities, your base salary or total on target compensation is reduced by more than 5%, or your employment is terminated without “Cause” or a change in the location of your employment of more than 50 miles from the then-current location, unless such relocation is within 50 miles of your principal residence, then the remainder of your unvested options will become immediately vested and exercisable. For the avoidance of doubt, “Change of Control” means the sale of all or substantially all the assets of Company through a merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Company in one or more related transactions. A merger or consolidation of the company means that the shareholders of the Company hold less than 50% of the shares in the resulting entity on completion of the transaction.

vii.

You will be eligible for 4 weeks of accrued vacation annually in addition to other benefits available to employees for sick time and holidays which will be prorated for the remainder of the fiscal year.

Your employment relationship with Mimecast will be ‘at-will’, meaning that you are free to resign from, and Mimecast is free to terminate, your employment at any time for any reason, with or without notice. Nothing in this offer letter shall be construed to after this ‘at-will’ employment relationship.

This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible.

Your acceptance of this offer is subject to your signature on our Acknowledgement of Obligations Agreement (the “Agreement”), which will be provided to you under separate cover. No prior promises, discussions, representations, or other understandings relative to terms or conditions of your employment are to be considered part of this agreement unless expressed in writing in this Offer letter and the Agreement.

Your employment is contingent upon satisfactory results of a background check and reference check. Upon acceptance, we will provide you with new hire paperwork and an 1-9 form, which is required by the government to verify employment eligibility. Noted on the back of the 1-9 are lists of acceptable documents for this purpose. The appropriate documents must be presented when you report to work, since we will be unable to process your employment paperwork without them.

Ed, we are very excited to have you join our growing team. If you have any questions please do not hesitate to call me at 617.285.4483. Otherwise, please confirm your acceptance of this offer of employment and start date by email to me at pbauer@mimecast.com.

We are confident that with your background and skills, you will have an immediate positive impact on our organization.

Sincerely yours,

/s/ Peter Bauer
Peter Bauer
CEO, Mimecast

Accepted by: /s/ Ed Jennings	Date: 7/10/2015